                                                                    EXHIBIT 10.9

 Pages where confidential treatment has been requested are marked "Confidential Treatment Requested." The redacted material has been separately filed with the
    Commission, and the appropriate place and in the margin with a star (*).


                            FRACTIONATION AGREEMENT

                                 BY AND BETWEEN

                 DYNEGY MIDSTREAM SERVICES, LIMITED PARTNERSHIP

                                       AND

                       DYNEGY LIQUIDS MARKETING AND TRADE

                                TABLE OF CONTENTS

1.    DEFINITIONS..............................................................1

2.    TERM.....................................................................4

3.    DLMT PERFORMANCE.........................................................4

4.    DYNEGY PERFORMANCE.......................................................5

5.    MEASUREMENT, SPECIFICATIONS, WARRANTY AND TITLE..........................6

6.    COMPENSATION TO DYNEGY...................................................8

7.    TAXES AND OTHER PAYMENTS........................... .....................9

8.    ACCOUNTING AND AUDIT PROCEDURES.........................................11

9.    BILLING AND PAYMENT.....................................................11

10.   FORCE MAJEURE...........................................................12

11.   INDEMNIFICATION AND LIMITATION OF LIABILITY.............................13

   11.1.   MUTUAL INDEMNITIES.................................................13
   11.2.   LIMITATION OF LIABILITY............................................13

12.   MISCELLANEOUS...........................................................13

EXHIBIT A      RAW PRODUCT SPECIFICATIONS

EXHIBIT B      SPECIFICATIONS FOR SPECIFICATION PRODUCTS

EXHIBIT C      MEASUREMENT & TESTING STANDARDS

EXHIBIT D      TRUCK FACILITY OPERATIONS AND RISKS

                             FRACTIONATION AGREEMENT

        THIS AGREEMENT (the "Agreement") is effective as of January 1, 2002, by and between, Dynegy Midstream Services, Limited Partnership, a Delaware limited partnership (hereinafter referred to as "Dynegy"), and Dynegy Liquids Marketing and Trade, a Delaware general partnership (hereinafter referred to as "DLMT"), sometimes also referred to individually as a "Party" and collectively as the "Parties." All capitalized terms used in this Agreement, including in the recitals immediately below, shall have the meanings ascribed to them in this Agreement unless reference is expressly made otherwise.

        WITNESSETH:

        WHEREAS, DLMT owns, controls and/or has rights (or will own, control or have the right) to certain volumes of natural gas liquids recovered from various gas processing plants ("Plants"), hereinafter defined, available for fractionation; and

        WHEREAS, Dynegy owns and operates a fractionation facility, hereinafter defined, situated in Calcasieu Parish, Louisiana; and

        WHEREAS, it is the mutual desire of Dynegy and DLMT that Dynegy receive for fractionation such Raw Product at the Delivery Point and redeliver to DLMT, or its designee, Specification Products at the Redelivery Point in quantities equal to the volumes of the respective Components contained in the Raw Product delivered to Dynegy hereunder.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.      DEFINITIONS

        When the following terms or expressions are used in this Agreement, they shall have the meanings defined below:

        "AFFILIATE" shall mean a Person that directly or indirectly through one or more intermediates, controls, or is controlled by or is under common control with the Person specified. The term "control" (including the terms "controlled by" or "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise. Any Person shall be deemed to be an Affiliate of any specified Person if such Person owns 50% or more of the voting securities of the specified Person, if the specified Person owns fifty percent (50%) or more of the voting securities of the specified Person, if the specified Person owns fifty percent (50%) or more of the voting securities of such Person, or if fifty percent (50%) or more of the voting securities of the specified Person and such Person are under common control.

        "BARREL" shall mean 42 (U.S.) Gallons.

        "BASE RATE" shall mean a per annum rate of interest equal to the lower of (i) the maximum rate of interest allowed by law or (ii) two percent above the "prime rate" of interest as announced from time to time by Bank One, Chicago, Illinois (or any then current successor thereto).

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                        "Confidential Treatment Requested"

        "BUSINESS DAY" shall mean a Day on which Federal Reserve member banks in Houston, Texas, are open for business.

        "COMPONENT" shall mean the individual hydrocarbon constituents of Raw Product, including but not limited to: methane, ethane, propane and butane-gasoline mix, and heavier liquid hydrocarbons, as well as other non-hydrocarbon components authorized hereunder.

        "DAY" OR "DAILY" shall mean a twenty-four (24) hour period commencing 12:00 a.m. Midnight Central Standard or Daylight Savings time, as applicable, and extending until 12:00 a.m. Midnight Central Standard or Daylight Savings time, as applicable, on the following Day.

        "DELIVERY POINT" shall mean either (i) any of the inlet connections located at the Fractionator which connects same to the Gathering System; or (ii) the Truck Facility for volumes of Raw Product delivered by tank truck.

        "DLMT'S AGENT(s)" shall mean any officer, employee, agent or representative of DLMT, or any independent contractor or subcontractor, vendor, common carrier, or carrier retained by or on behalf of DLMT to perform any of DLMT's duties hereunder including primarily, without limitation, the loading, unloading or delivering of Raw Product or Specification Products at the Truck Facility for, or on behalf of, DLMT.

        "EFFECTIVE DATE" shall have the meaning ascribed to it in Section 2.

        "FRACTIONATION FEE" shall have the meaning as ascribed to it in Section 6.2.

        "FRACTIONATION FACILITY" or "FRACTIONATOR" shall mean the Dynegy Fractionation Facility situated in or near Sulphur, Calcasieu Parish, Louisiana, and which is operated for the purpose of fractionating liquid hydrocarbons into Specification Products.

        "FORCE MAJEURE" shall have the meaning ascribed to it in Section 10.2.

        "FRACTIONATOR CAPACITY" shall mean, from time to time, the then current operating capacity of the Fractionator, as certified by Dynegy, based on current operating conditions and the composition of Raw Product being
* fractionated. The nominal design Fractionator Capacity is [REDACTED] barrels of Raw Product per Day and such volume shall be deemed to be the Fractionator Capacity unless Dynegy certifies otherwise.

        "GALLON" shall mean one U.S. liquid Gallon, which is the unit of volume used for the purpose of measurement of liquid. One U.S. liquid Gallon contains 231 cubic inches when the liquid is at a temperature of 60 DEG. degrees Fahrenheit and at the vapor pressure of the liquid being measured.

        "GAS INDEX PRICE" shall mean the monthly "Index" price for natural gas, expressed in dollars per MMBTU, published in the Inside F.E.R.C. Gas Market Report, first of month issue for the applicable month, for South Louisiana, Henry Hub as shown in the "Market Center Spot-Gas Prices" table. Should the publication of said Index price be discontinued, the Parties shall mutually agree upon a comparable successor index and/or publication.

        "GATHERING AGREEMENT" shall mean that certain Gathering Agreement between Dynegy and DLMT of even date herewith.

        "GATHERING SYSTEM" shall mean that certain Dynegy owned and operated natural gas liquids gathering system, currently dedicated to the gathering of Raw Product.

        "GATHERING SYSTEM DELIVERY POINTS" shall mean the "Delivery Points" as defined in the Gathering Agreement at which Dynegy receives Raw Product from DLMT for gathering.

        "HACKBERRY STORAGE FACILITY" shall mean the underground natural gas liquids storage facility situated in Cameron Parish, Louisiana which is owned and operated, as of the Effective Date, by Dynegy.

        "LOSSES" shall mean any and all liabilities, losses, damages, demands, claims, penalties, fines, actions, suits, legal, administrative or arbitration or alternative dispute resolution proceedings, judgments, orders, directives, injunctions, decrees or awards of any jurisdiction, costs and expenses (including, but not limited to, reasonable attorneys' fees and related costs).

        "MINIMUM DAILY OPERATING VOLUME" shall mean the minimum Daily volume necessary to operate the Fractionator on a commercially practical basis. Dynegy shall have the sole authority to establish the Minimum Daily Operating Volume from time to time based on costs of operation and other conditions effecting the capabilities of the Fractionator to operate at a given volume.

        "MONT BELVIEU STORAGE FACILITY" shall mean Dynegy's underground storage facilities at or near Mont Belvieu, Texas, including, but not limited to, all storage caverns, related surface and subsurface equipment.

        "MONTH" OR "MONTHLY" shall mean the period commencing on the first Day of a calendar month and ending on the first Day of the next succeeding calendar Month.

        "OFFSPEC RP" shall have the meaning as ascribed to it in Section 5.5

        "PLANTS" shall mean the following described gas processing plants which produce volumes of Raw Product which DLMT currently owns and/or controls or in which it may obtain an interest during the term of this Agreement, as same exists as of the Effective Date, and which is being gathered by Dynegy to the Fractionator under the terms of the Gathering Agreement and any gas processing plants which may in the future be connected to the Gathering System:

                  Plant Name                Location
                  ----------                --------

                  Acadia                    Acadia Parish, Louisiana
                  Barracuda                 Cameron Parish, Louisiana
                  Cameron                   Cameron Parish, Louisiana
                  CMS LNG                   Calcasieu Parish, Louisiana
                  Dupont SRW                Orange County, Texas
                  Grand Chenier             Cameron Parish, Louisiana
                  Iowa                      Jefferson Davis Parish, Louisiana
                  Lowry                     Cameron Parish, Louisiana
                  Sabine Pass               Cameron Parish, Louisiana
                  Stingray                  Cameron Parish, Louisiana

        "PRIMARY TERM" shall have the meaning as ascribed to it in Section 2.

        "PRODUCT STORAGE AGREEMENT" shall mean an agreement of that title, executed simultaneously herewith, meant to govern any continued storage of Specification Products by DLMT at the Hackberry Storage Facility from and after the time of redelivery of same by Dynegy to DLMT hereunder.

        "RAW PRODUCT" shall mean a mixture of natural gas liquid hydrocarbons meeting the Raw Product Specifications set forth herein which are recovered from the Plants and gathered to the Fractionator pursuant to the Gathering Agreement or which are delivered to the Fractionator by truck to the Truck Facility or from such other sources as are mutually agreed upon by the Parties hereafter.

        "RAW PRODUCT SPECIFICATIONS" shall mean either i) the "Specifications" as defined and set forth in the Gathering Agreement with regard to natural gas liquids produced at the Plants, or ii) the specifications set forth in Exhibit A attached hereto.

        "REDELIVERY POINT" shall mean the Hackberry Storage Facility and/or other mutually agreeable locations.

        "RESERVATION FEE" shall have the meaning as ascribed to it in Section
        6.1.

        "SPECIFICATION PRODUCTS" shall mean the liquid hydrocarbons ethane, propane and butane-gasoline mix meeting the specifications provided for in Exhibit B, attached hereto, fractionated from Raw Product.

        "TRUCK FACILITY" shall mean the tank truck facility located at the Fractionator which is currently equipped to unload Raw Product.

        "NGL PIPELINE" shall mean that certain bi-directional natural gas liquids pipeline owned by Dynegy NGL Pipeline Company and operated on such owner's behalf by Dynegy for the transportation of NGLs or other products which extends from Rose Bluff, Louisiana to Mont Belvieu, Texas.

        "YEAR" OR "YEARLY" shall mean a period of 365 consecutive Days; provided, however, that any Year which contains the date of February 29 shall consist of 366 consecutive Days.

2.      TERM

        This Agreement shall have a primary term commencing effective January 1, 2002, (the "Effective Date") and ending December 31, 2021 (the "Primary Term") and shall continue in effect Year to Year thereafter; provided however, that either Party shall have the right to terminate this Agreement effective at the end of the Primary Term or any Yearly anniversary thereafter by giving the other Party at least ninety (90) Days prior written notice.

3.      DLMT PERFORMANCE

3.1. Subject to DLMT's right under Section 3.3 below, DLMT shall deliver or cause to be delivered to Dynegy and Dynegy shall receive at the Delivery Point for fractionation hereunder all Raw Product which DLMT owns and/or controls that is recovered at the Plants ("Dedicated Raw

        Product") and which DLMT elects to be fractionated at the Fractionator. DLMT shall also have the option to deliver additional volumes of Raw Product which it acquires from sources other than the Plants and deliver same to the Fractionator for fractionation hereunder by tank truck to the Truck Facility ("Additional Raw Product"); provided that the total volumes of Dedicated Raw Product and Additional Raw Product tendered for fractionation hereunder shall not exceed the Fractionator Capacity. DLMT shall provide Dynegy, on a Monthly basis, an estimate of the quantity of Raw Product DLMT desires Dynegy to fractionate at the Fractionator. In order to avoid introduction of any Offspec RP, DLMT shall be obligated to identify each source of Additional Raw Product prior to any deliveries being made from same and Dynegy shall have a reasonable period of time to certify each such source as producing Raw Product that is in compliance with the Raw Product Specifications. Dynegy may reject deliveries from any source which has not been certified as acceptable to Dynegy and Dynegy may withdraw any such source certification should Offspec RP be received from same.

3.2. Unless otherwise directed by DLMT, the deliveries to DLMT and DLMT's receipt of Specification Products from Dynegy generally shall occur on a ratable basis throughout each Month or the period of time the Fractionator is operating, if only operating during a portion of a Month. DLMT and Dynegy shall exchange and reconcile Monthly statements detailing DLMT product movement and exchange balances.

3.3. In lieu of delivering its entire volume of Dedicated Raw Product to the Fractionator for fractionation, DLMT may, from time to time, elect to transport all or any portion of the Dedicated Raw Product on a space available basis on the NGL Pipeline to Mont Belvieu, Texas ("Mont Belvieu Option"). In the event DLMT elects to exercise its Mont Belvieu Option, DLMT shall provide Dynegy such advance notice of that election as is reasonable and operationally feasible, given then current operating conditions, and arrange for such transportation with Dynegy as the operator of the NGL Pipeline. If DLMT exercises its Mont Belvieu Option for a volume less than the entirety of the Dedicated Raw Product, such right shall not impose an obligation on Dynegy to fractionate DLMT's Dedicated Raw Product in situations where it is excused of such obligations pursuant to Section 4.2.

4.      DYNEGY PERFORMANCE

4.1. Dynegy shall accept for fractionation hereunder the Dedicated Raw Product and any Additional Raw Product tendered by DLMT in compliance with the procedures set forth in this Agreement, but excluding volumes in excess of the Fractionation Capacity. Dynegy shall redeliver or cause to be redelivered to DLMT or its designee: i) Specification Products attributable to the volumes of Raw Product delivered for fractionation hereunder, meeting the specifications set forth in Exhibit B, equal to the quantities calculated pursuant to Section 4.4 below, excluding any Offspec RP and any Components contained therein; and ii) any volumes of Raw Product delivered hereunder which DLMT has elected to not fractionate pursuant to Section 3.3 or which Dynegy has declined to fractionate pursuant to Section 4.2. DYNEGY AGREES TO AND DOES INDEMNIFY FULLY AND HOLD HARMLESS DLMT AND ITS PARENTS, SUBSIDIARIES AND AFFILIATES AND ITS AND THEIR AGENTS, OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES, SUCCESSORS AND ASSIGNS FROM AND AGAINST ANY AND ALL LOSSES ARISING OUT OF OR IN ANY MANNER RELATED TO DYNEGY DELIVERING OR CAUSING TO BE DELIVERED TO DLMT OR ITS DESIGNEES ANY SPECIFICATION PRODUCTS WHICH FAIL TO MEET THE

        REQUIRED SPECIFICATIONS. The Specification Products shall be redelivered by Dynegy to DLMT or its designee at the Redelivery Point as and when produced. Volumes of Raw Product redelivered hereunder shall be redelivered at the Hackberry Storage Facility, either at the inlet of same or through an in-place inventory transfer.

4.2. Each Day during the Term hereof, or any extensions thereto, Dynegy shall not be obligated to fractionate Raw Product tendered by DLMT for fractionation hereunder unless the total volume of Raw Product reasonably expected to be so tendered by DLMT on such Day equals or exceeds the Minimum Daily Operating Volume.

4.3. Prior to the beginning of each Month, Dynegy will estimate the volumes of Specification Products for which disposition instructions will be required from DLMT. Such estimates will be established by utilizing the actual volumes of Raw Product delivered to the Delivery Points during the most recent Month for which actual volumes are available and adjusting for anticipated variances as may be advised by DLMT from time to time.

4.4. The quantity of the three (3) Specification Products due DLMT each Month shall be equal to the below stated percentages of the referenced Components contained in the Raw Product received at all Delivery Points during that Month:

        (a) PURITY ETHANE: 100% of the ethane Component plus methane Component up to 1.5 liquid volume percent of the ethane Component.

        (b)    PROPANE: the volume will be equal to 100% of the propane
               Component.

        (c) BUTANE-GASOLINE MIX: the volume will be equal to 100% of the butanes, pentane and heavier Components.

4.5. In accordance with timely and reasonable authorizations and instructions given by DLMT, Dynegy shall be responsible for preparation and timely distribution of all shipping papers pertaining to the delivery of Specification Products to DLMT at the Redelivery Point.

4.6. With regard to volumes of Additional Raw Product delivered by DLMT via truck to the Truck Facility, DLMT agrees to comply with the terms of Exhibit D governing Truck Facility operations. The terms of said Exhibit D shall also be applicable to redelivery of Specifications Products or Raw Product at the Truck Facility should the capability for such redeliveries be added at the Truck Facility during the term of this Agreement.

5.      MEASUREMENT, SPECIFICATIONS, WARRANTY AND TITLE

5.1. Custody of the Raw Product shall transfer to Dynegy at the Delivery Points. At no time shall Dynegy take title to the Raw Product. Subject to the foregoing, title and custody of Specification Products shall be redelivered to DLMT or its designee at the Redelivery Point.

5.2. It is understood and agreed that the Raw Product and the Specification Products recovered therefrom, shall be subject to being commingled with like Raw Product and Specification Products in Dynegy's custody, and DLMT hereby consents to such commingling, unless such commingling will result in contamination of DLMT's Raw Product and/or Specification Products.

                       "Confidential Treatment Requested"

5.3. The volumes of Raw Product delivered to and fractionated by Dynegy under this Agreement, and the Components contained therein, shall be measured and determined at the Delivery Points in accordance with the measurement and testing procedures set forth in Exhibit C attached hereto. The volumes of Raw Product delivered by DLMT by truck delivery to the Truck Facility shall be determined by weighing delivering and receiving trucks before and after loading or unloading in accordance with GPA Publication 8182 and other appropriate GPA and API publications. Additionally, Dynegy shall have the right to submit any truck delivered load of Raw Product to sampling and a component analysis by Dynegy or its designee in accordance with industry standard or generally accepted sampling and analysis procedures.

5.4. Volumes of Specification Products redelivered by Dynegy to DLMT in accordance with Section 4 shall be measured and calculated in accordance with Dynegy's standard measurement procedures at the Redelivery Point which shall conform to good measurement practices in the industry and the then current API Manual of Petroleum Measurement Standards. DLMT shall have the right to witness all such measurements, tests and determinations.

5.5. If the Raw Product received by Dynegy pursuant to the Gathering Agreement are in compliance with the Raw Product Specifications applicable to the individual Gathering System Delivery Points, it shall be presumed that the Raw Product delivered into the Fractionator at the Delivery Points under this Agreement are in compliance with the Raw Product Specifications. In the event DLMT's Raw Product from a particular Plant or other source does not comply with the applicable Raw Product Specifications ("Offspec RP"), Dynegy, at its option, shall have
* the right to (i) handle such Offspec RP for a fee of [REDACTED] per Barrel to be paid to Dynegy by DLMT (in addition to all other amounts due by DLMT hereunder); or (ii) discontinue receipt of Raw Product produced or delivered by such source under the Gathering Agreement, and thereby reduce the volume of Raw Product available for fractionation hereunder, until the Raw Product produced or delivered from such source once again meets the applicable Raw Product Specifications. If it is subsequently determined that Dynegy unknowingly accepted Offspec RP, the Parties will mutually agree upon a handling fee for such Offspec RP. DLMT agrees to INDEMNIFY and HOLD HARMLESS Dynegy and its Affiliates, and their respective Representatives, from and against all Losses incurred by any such indemnified Persons arising out of, or in any way associated with, the delivery to Dynegy of Raw Product that fails to meet the Raw Product Specifications which are unknowingly accepted by Dynegy. Dynegy agrees to INDEMNIFY and HOLD HARMLESS DLMT and its Affiliates, and their respective Representatives, from and against all Losses incurred by any such indemnified Persons arising out of, or in any way associated with, the delivery to Dynegy of Offspec RP that is knowingly accepted by Dynegy.

6.      COMPENSATION TO DYNEGY

6.1.    Beginning January 1, 2002, DLMT shall pay to Dynegy a Monthly capacity
* reservation fee equal to [REDACTED] per Gallon ("Reservation Fee") based on the sum of the volume of all Dedicated Raw Product gathered by Dynegy during the applicable Month pursuant to the Gathering Agreement, as measured under the terms of the Gathering Agreement, and the volume of Additional Raw Product delivered by or on behalf of DLMT during the applicable Month via the Truck Facility, but not to exceed a volume equal to the then current Fractionation Capacity. Said Reservation Fee is payable to Dynegy on a Monthly basis, whether DLMT elects to fractionate such Raw Product at the Fractionator or exercise, in whole or in part, its Mont Belvieu

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                       "Confidential Treatment Requested"

        Option as set forth in Section 3.3 above. Notwithstanding the foregoing, if Dynegy has exercised its rights to not operate the Fractionator as provided in Section 4.2 above, with respect to the volume of Raw Product that DLMT desired to be fractionated at the Fractionator but was precluded from fractionating same based on Dynegy's election, no reservation fee shall be payable by DLMT to Dynegy.

6.2. In addition to the Fees addressed in Section 6.1 above, beginning January 1, 2002, DLMT shall pay to Dynegy, for each Gallon of Raw Product delivered to and fractionated by Dynegy under this Agreement, a
*       fractionation fee ("Fractionation Fee") equal to [REDACTED] per Gallon,
* on [REDACTED] of the Components, including but not limited to, all methane and CO(2) contained therein. Beginning April 1, 2002, the Fractionation Fee shall be redetermined and adjusted quarterly accordingly to the following formula (Fractionation Fee in cents per Gallon):

*       Fractionation Fee        =       [REDACTED]
*       Where:        A          =       [REDACTED]
*                     B          =       [REDACTED]
                      GDP2       =       United States Bureau of Economic
                                         Analysis GDP Implicit Price Deflator
                                         for the previous calendar quarter.
                      GDP1       =       The GDP Implicit Price Deflator
                                         for the fourth calendar quarter of
                                         the Year 2001.
*                     Fuel 2     =       [REDACTED]
*                     Fuel 1     =       [REDACTED]

* At no time shall the Fractionation Fee be less that [REDACTED] per Gallon.

* 6.3 DLMT shall also pay Dynegy a truck unloading fee for [REDACTED] per Gallon for each Gallon of Additional Raw Product delivered to and
* accepted at the Truck Facility exceeding [REDACTED] Barrels per Day on a Monthly average basis, regardless of whether or not such volumes are fractionated. No truck unloading fees shall be charged for unloading
* Additional Raw Product of [REDACTED] Barrels per Day or less on a Monthly average basis.

6.3. All product gains and/or losses across the Fractionator shall be for the account of Dynegy.

7.      TAXES AND OTHER PAYMENTS

        Solely as between DLMT and Dynegy, DLMT shall be responsible for the payment of any royalties, overriding royalties and other similar payments due or to become due on the Raw Product or the Specification Products, which are subject to this Agreement. Any tax applicable to the production or ownership of the Raw Product or the Specification Products or sales or use taxes with respect to the transfer of Raw Product or the Specification Products or the services provided by Dynegy hereunder, including but not limited to any sales and/or use tax applicable to stored volumes of Specification Products, shall be borne and paid by DLMT unless such tax is by law imposed upon Dynegy, in which event, such tax shall be paid by Dynegy and reimbursed by DLMT upon receipt of invoice for same. In no event shall DLMT be liable to Dynegy for other taxes due on the account of the services rendered by Dynegy hereunder (including, without limitation, taxes measured by the gross receipts or net income of Dynegy).
DLMT shall indemnify and hold Dynegy and its Affiliates, and their respective Representatives, harmless from and against any and all Losses arising with respect to the payment of any taxes, royalties, overriding royalties and other payments which are the responsibility of DLMT as set forth above.

8.      ACCOUNTING AND AUDIT PROCEDURES

8.1. Dynegy shall furnish each Month for the preceding Month, the following reports to DLMT: (i) volumes of Specification Products delivered to DLMT or its designee each Month; and (ii) DLMT's inventories of Specification Products each Month. Dynegy shall furnish initial reports of these items by the twentieth (20th) Day of the Month succeeding the Month in question.

8.2. All reports, invoices, statements, volume and money reconciliation reports, or balancing reports, issued by either Party during any calendar Year shall conclusively be presumed to be true and correct after twenty-four (24) Months following the end of any such calendar Year, unless within the said twenty-four (24) Month period the other Party takes written exception thereto and makes claim for an adjustment on the Party issuing the applicable report, invoice, or statement.

8.3. DLMT, upon at least thirty (30) Days prior written notice to Dynegy, shall have the right to audit Dynegy's records pertaining to performance under this Agreement, for any calendar Year within the twenty-four (24) Month period following the end of such calendar Year; provided, however, the making of an audit shall not extend the time for the taking of written exception to and the adjustments provided for in Section 8.2. DLMT shall make every reasonable effort to conduct an audit in a manner which will result in a minimum of inconvenience to Dynegy. Dynegy shall reply in writing to an audit report within ninety (90) Days after receipt of such report.

8.4. Dynegy shall retain all financial and volume records for each calendar year during the term hereof for a minimum of thirty-six (36) Months following the end of each such calendar Year.

9.      BILLING AND PAYMENT

9.1. Each Month during the Term hereof or any extensions thereto, Dynegy shall furnish to DLMT an invoice reflecting all applicable fees and charges due under this Agreement covering the prior Month's activities and DLMT shall pay to Dynegy via electronic funds transfer, in accordance with instructions provided by Dynegy, the amounts due no later than ten (10) Business Days after DLMT's receipt of invoice.

9.2. For payments due under Section 9.1 above, and if the Day on which any payment is due is not a Business Day, then the relevant payment shall be due upon the immediately succeeding Business Day. Any amounts which remain due and owing after the due date shall bear interest thereon at the Base Rate. If a good faith dispute arises as to the amount payable in any invoice, the amount not in dispute shall be paid. If either Party elects to withhold any payment otherwise due as a consequence of a good faith dispute, such withholding Party shall provide to the invoicing Party written notice of its reasons for withholding payment. If it is subsequently determined, whether by mutual agreement of the Parties or otherwise, that the withholding Party is required to pay all or any portion of the disputed amounts to the other Party, in addition to paying over such amounts, the withholding Party shall pay interest accrued on such amounts at the Base Rate from the original due date until paid in full.

10.     FORCE MAJEURE

10.1. In the event either Party hereto is rendered unable, wholly or in part, by reason of Force Majeure to carry out its obligations under this Agreement, upon such Party's giving notice and reasonably full particulars of such Force Majeure in writing to the other Party after the occurrence of the cause relied on, then the obligations of such Party, other than the obligation to pay money due hereunder, insofar and only insofar as they are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused, but for no longer period; and such cause shall, so far as reasonably possible, be remedied with all reasonable dispatch.

10.2. The term "Force Majeure" shall mean any causes, whether the kind enumerated herein or otherwise, which are not within the control of the Party claiming suspension and which by the exercise of due diligence such Party is unable to prevent or overcome and may include acts of God, strikes, lockouts or other industrial disputes or disturbances, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, tornadoes, hurricanes, storms, and warnings for any of the foregoing which may necessitate the precautionary shut-down of wells, plants, pipelines, gathering systems, loading facilities, terminals, the Fractionator or any portion thereof, or other related facilities, floods, washouts, arrests and restraints of governments (either federal, state, civil or military), civil disturbances, explosions, sabotage, breakage or accidents to equipment, machinery, plants (including the Plants), the Fractionator or any portion thereof, or lines of pipe, the making of repairs or alterations to any of the foregoing, inability to secure labor or materials, partial or entire failure of wells or gas supply, electric power shortages or outages, and necessity for compliance with any court order, or any law, statute, ordinance, rule, regulation or order promulgated by a governmental authority having or asserting jurisdiction. Such term shall likewise include, in those instances where either Party hereto is required to obtain servitudes, rights-of-way, grants, permits or licenses to enable such Party to fulfill its obligations hereunder, the inability of such Party to acquire, or delays on the part of such Party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such servitudes, rights-of-way grants, permits or licenses, and in those instances where either Party hereto is required to furnish materials and supplies for the purpose of constructing or maintaining facilities to enable such Party to fulfill its obligations hereunder, the inability of such Party to acquire, or delays on the part of such Party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such materials and supplies. The term "Force Majeure" shall also include any event of force majeure occurring with respect to the facilities or services of either Party's suppliers, including such Party's affiliates, or customers providing a service or providing any equipment, goods, supplies or other items necessary to the performance of such Party's obligations, and shall also include curtailment or interruption of deliveries or services by such suppliers or customers as a result of an event that would otherwise be defined as Force Majeure hereunder.

10.3. Notwithstanding Section 10.1 above, it is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty, and that the above requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing party when such course is inadvisable in the discretion of the Party (or its Affiliate) having the difficulty.

11.     INDEMNIFICATION AND LIMITATION OF LIABILITY

11.1.   MUTUAL INDEMNITIES

        As between the Parties, DLMT shall be deemed to be in exclusive control and possession of: (i) the Raw Product delivered hereunder, until the same shall have been delivered to Dynegy at the Delivery Point; and (ii) the Specification Products, once same have been redelivered by Dynegy to DLMT at the Redelivery Point hereunder; and with regard to same, DLMT shall be responsible for any injury or damage caused thereby or for loss of such Raw Product or Specification Products. After receipt of Raw Product by Dynegy at the Delivery Point and until redelivery of the Specification Products attributable thereto to DLMT at the Redelivery Point, Dynegy shall be deemed to be in exclusive control and possession of such Raw Product and Specification Products and shall be responsible for any injury or damage caused thereby or for loss of same. Each Party will indemnify and hold the other Party and its Affiliates, and their respective Representatives, harmless from and against any injuries, damages or losses for which such Party is responsible as set forth in this Section 11.1; provided, however, that no Party or its Affiliates, or their respective Representatives, shall be indemnified against their own negligence or intentional misconduct or the negligence or intentional misconduct of their own Representatives or Affiliates.

11.2.   LIMITATION OF LIABILITY

        Except as to third party claims covered by any indemnity provisions contained in this Agreement, neither Party shall be responsible or liable to the other Party or its Affiliates, or their respective Representatives, for any special, incidental, consequential or punitive damages arising out of this Agreement or any breach hereof.

12.     MISCELLANEOUS

12.1. EXISTING LAWS AND REGULATIONS. This Agreement and the operations hereunder shall be subject to the applicable federal and state laws and the applicable orders, laws, rules and regulations of any state or federal authority having or asserting jurisdiction, but nothing contained herein shall be construed as a waiver of any right to question or contest any such order, law, rule or regulation. The parties shall be entitled to regard all such laws, rules, regulations and orders as valid and may act in accordance therewith until such time as the same may be invalidated by final judgment in a court of competent jurisdiction.

12.2. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES ARISING OUT OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED, ENFORCED AND PERFORMED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF TEXAS.

12.3. WAIVER. No waiver by either Party of any default under this Agreement or any of the provisions of this Agreement shall be deemed to be a waiver of any future default or any other provision hereof, whether of a like or a different character. No waiver shall be effective unless made in writing and signed by the Party to be charged with such wavier, nor shall such waiver constitute a continuing waiver unless expressly provided by the Party to be charged with such wavier.

12.4 SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, neither Party may assign this Agreement, nor any interest herein, without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that a Party may from time to time (i) designate an Affiliate to perform this Agreement, either in whole or in part, such performance being considered that of the Party hereto, or
        (ii) assign this Agreement to an Affiliate without obtaining the other Party's consent thereto. It is understood, however, that by such designation or assignment, unless the non-assigning Party expressly releases the assigning Party, such assigning Party shall not thereby avoid obligations imposed by the terms and provisions hereof, past, present or future. DLMT agrees that it will not assign or transfer any interest in the volumes of Raw Product dedicated to this Agreement during the term hereof without the prior written consent of Dynegy, which consent shall not be unreasonably withheld; provided such assignment is made subject to this Agreement and any assignee ratifies and adopts this Agreement in writing.

12.4. EXHIBITS. Unless specifically otherwise provided, if any term or condition expressed or implied in any Exhibit to this Agreement conflicts or is at variance with any term or condition of this Agreement, this Agreement shall prevail. All Exhibits as referenced herein are attached hereto and made a part hereof.

12.5. DTPA WAIVER. THE PARTIES CERTIFY THAT THEY ARE NOT "CONSUMERS" WITHIN THE MEANING OF THE TEXAS DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SUBCHAPTER E OF CHAPTER 17, SECTIONS 17.42, ET SEQ., OF THE TEXAS BUSINESS AND COMMERCE CODE, AS AMENDED ("DTPA"). THE PARTIES COVENANT, FOR THEMSELVES AND FOR AND ON BEHALF OF ANY SUCCESSOR OR ASSIGNEE, THAT, IF THE DTPA IS APPLICABLE, (a) THE PARTIES ARE "BUSINESS CONSUMERS" AS THAT TERM IS DEFINED IN THE DTPA, (b) OTHER THAN SECTION 17.555 OF THE TEXAS BUSINESS AND COMMERCE CODE, EACH PARTY HEREBY WAIVES AND RELEASES ALL OF ITS RIGHTS AND REMEDIES UNDER THE DTPA AS APPLICABLE TO THE OTHER PARTY AND ITS SUCCESSORS AND ASSIGNS, AND (c) EACH PARTY SHALL DEFEND AND INDEMNIFY THE OTHER FROM AND AGAINST ANY AND ALL LOSSES OF OR BY THAT PARTY OR ANY OF ITS SUCCESSORS AND ASSIGNS OR ANY OF ITS OR THEIR AFFILIATES BASED IN WHOLE OR IN PART ON THE DTPA, ARISING OUT OF OR IN CONNECTION WITH THE TRANSACTION SET FORTH IN THIS AGREEMENT.

12.6. HEADINGS, SECTIONS AND EXHIBITS. All references to "Sections" and Exhibits herein pertain to Sections of this Agreement and Exhibits attached hereto, unless expressly stated otherwise. Headings are for purposes of reference only and shall not be used to construe the meaning of this Agreement.

12.7. PRINCIPLES OF CONSTRUCTION AND INTERPRETATION. In construing this Agreement, the following principles shall be followed:

        (i) no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement;

        (ii) examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

        (iii) the word "includes" and its syntactical variants mean "includes, but is not limited to" and corresponding syntactical variant expressions; and

        (iv) the plural shall be deemed to include the singular and vice versa, as applicable.

12.8. NOTICES. Any notice, request, instruction, correspondence, or other documentation to be given hereunder by either Party to the other shall be in writing and delivered personally or mailed by registered or certified mail, postage prepaid and return receipt requested, or facsimile as follows:

        FOR DYNEGY:
               To:             Dynegy Midstream Services, Limited Partnership
               Attention:      Vice President, Louisiana Gulf Coast Region
               At:             1000 Louisiana, Suite 5800
                               Houston, Texas 77002-5050
                               Phone: (713) 507-6729
                               Fax: (713) 507-6575

        FOR DLMT:
               To:             Dynegy Liquids Marketing and Trade
               Attention:      Sr. Vice President
               At:             1000 Louisiana, Suite 5800
                               Houston, Texas  77002
                               Phone: 713) 507-6450
                               Fax: (713) 507-3715

        A notice sent by facsimile shall be deemed to have been receive by the close of the first Business Day following the Day on which it was transmitted and confirmed by transmission report or such earlier time as confirmed orally or in writing by the receiving Party. Notice by U.S. Mail, whether by U.S. Express Mail, registered mail or certified mail, or by overnight courier shall be deemed to have been received by the close of the second Business Day after the Day upon which its was sent, or such earlier time as is confirmed orally or in writing by the receiving Party. Any Party may change its address or facsimile number by giving notice of such change in accordance with herewith.

12.9. NO THIRD PARTY BENEFICIARY. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and shall not inure to the benefit of any other person whomsoever, it being the intention of the Parties that no third person shall be deemed a third party beneficiary of this Agreement or otherwise have any rights hereunder.

12.10. SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under the present or future laws effective during the term of this Agreement, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a provision similar in terms to such illegal, invalid, or unenforceable provision as may be possible and as may be legal, valid, and enforceable. If a provision of this Agreement is or becomes illegal, invalid, or unenforceable in any jurisdiction, the foregoing event shall not affect the validity or enforceability in that jurisdiction of any other provision of this Agreement nor the validity or enforceability in other jurisdictions of that or any other provision of this Agreement.

12.11. ENTIRE AGREEMENT AND AMENDMENT. This Agreement, including, without limitation, all exhibits hereto, integrates the entire understanding between the Parties with respect to the subject matter covered and supersedes all prior understandings, drafts, discussions, or statements, whether oral or in writing, expressed or implied, dealing with the same subject matter. This Agreement may not be amended or modified in any manner except by a written document signed by both parties that expressly amends this Agreement.

12.12. SETOFFS AND COUNTERCLAIMS. Except as otherwise provided herein, each Party reserves to itself all rights, set-offs, counterclaims, and other remedies and/or defenses which that Party is or may be entitled to arising from or out of this Agreement or as otherwise provided by law.

12.13. NO PARTNERSHIP OR ASSOCIATION. Nothing contained in this Agreement shall be construed to create an association, trust, partnership or joint venture or impose a trust or partnership duty, obligation or liability on or with regard to either Party.

12.14. NO COMMISSIONS, FEES OR REBATES. Except as expressly authorized by this Agreement, no director, employee or agent of either Party shall give or receive any commission, fee, rebate gift or entertainment of significant cost or value in connection with this Agreement. Any representative or representative(s) authorized by either Party may audit the applicable records of the other Party for the purpose of determining whether there has been compliance with this Section.

12.15. OTHER AGREEMENTS. Simultaneously with the execution of this Agreement, DLMT and Dynegy or its (or their) Affiliate(s) shall execute the Product Storage Agreement and a Gathering Agreement of even date herewith.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the Day and Year first above written.

DYNEGY MIDSTREAM SERVICES,
LIMITED PARTNERSHIP
BY:     DYNEGY MIDSTREAM G.P., INC., ITS GENERAL PARTNER

By:
        ------------------------------------------------

Name:
        ------------------------------------------------

Title:
        ------------------------------------------------

DYNEGY LIQUIDS MARKETING AND TRADE

By:
        ------------------------------------------------

Name:
        ------------------------------------------------

Title:
        ------------------------------------------------

                                    EXHIBIT A
                         TO THE FRACTIONATION AGREEMENT

                           RAW PRODUCT SPECIFICATIONS

(1) The Raw Product delivered to Dynegy at the Delivery Point shall contain no solid materials or free water at 60 DEG. F.

(2) Total sulfur content shall not exceed 30 ppm by weight to be determined by ASTM-D-2784.

(3) The hydrogen sulfide content shall not exceed 1.5 ppm by weight, and the corrosiveness of the Raw Product shall not exceed "1" (using a copper strip test) as provided for in ASTM-D-1838. For Raw Product which is found to contain corrosion additive or inhibitor in excess of 1 (one) Part Per Million By Weight (using applicable industry test methods), the copper strip test will be invalid and a chromatographic analysis shall be conducted to determine hydrogen sulfide content and corrosiveness.

(4) The Raw Product shall not contain in excess of 1.0 liquid volume percent carbon dioxide in the untreated ethane (ethane Component including all carbon dioxide) at any time nor exceed 35 hundredths (0.35) liquid volume percent carbon dioxide in the untreated ethane (ethane Component including all carbon dioxide) when averaged over any given Month.

(5) The Raw Product shall not contain in excess of 1.5 liquid volume percent methane and inerts of the ethane Component.

(6) The Raw Product color shall have a minimum Saybolt Number of +25 as determined by ASTM-D-156.

(7) The maximum product end point at 14.7 psia shall not exceed 375 DEG. F as determined by distillation pursuant to ASTM-D-216. The distillation and color test are to be run on that portion of the mixture having a boiling point of 70 DEG. F and above and at atmospheric pressure.

(8) DLMT shall not deliver Raw Product at temperatures in excess of 100 DEG. F or less than 60 DEG. F.

(9)     The Raw Product shall not contain more than 1 ppm fluorides.

(a)     The Raw Product shall not contain more than 1 ppm carbonyl sulfide
        (COS).

                                    EXHIBIT B
                           TO FRACTIONATION AGREEMENT

                      SPECIFICATION PRODUCTS SPECIFICATIONS

                           PURITY ETHANE SPECIFICATION

Product characteristics with test methods are herein specified for purity ethane mixtures received or delivered by Dynegy.

                                                                                                   TEST METHODS
PRODUCT CHARACTERISTICS                                 MINIMUM         MAXIMUM                  LATEST REVISION
-----------------------                                 -------         -------                  ---------------
1.    COMPOSITION                                                                                  ASTM E-260
        Percent by Liquid Volume
        Methane                                                         3.0                        GPA-2177
        Ethane                                          95.0            100.0
        Ethylene                                                        1.0
        Heavier than Ethane                                             3.5                        ASTM D-863
        Propylene                                                       1.0

2.    CORROSION
        Copper Strip @ 100 DEG. F                                       1-b                        ASTM D-1838
        (Invalid if additive or
        inhibitor is used.)
        Corrosion Additive or
        Inhibitor, PPM by Weight                                        1                        Applicable Industry
                                                                                                   Practices
3.    TOTAL SULFUR
        PPM by Weight in Liquid                                         5                          ASTM D-3246

4.    DRYNESS                                                           7 pounds per               Visual
                                                                        standard cubic
                                                                        feet of vapor maximum
5.    CARBON DIOXIDE
        PPM by Weight in Liquid                                         1,000                      GPA 2177

PRODUCT ACCOUNTING

Any excess of these hydrocarbon components above the specification limits shall not be accounted for.

Exhibit B                                                                 Page 1

                              PROPANE SPECIFICATION

Product characteristics with test methods are herein specified for propane to be redelivered by Dynegy. This product meets the requirement of the GPA HD-5 propane specification.

PRODUCT CHARACTERISTICS                          MINIMUM               MAXIMUM                      TEST METHODS
-----------------------                          -------               -------
                                                                                                    LATEST REVISION
                                                                                                    ---------------
1.      COMPOSITION                                                    As limited by other          ASTM E-260
        Percent by Liquid Volume Ethane                                Components & vapor
                                                                       pressure.
        Propane                                  90.0                  100                          ASTM D-2163
        Propylene                                                      5.0
        Butanes & Heavier                                              2.5
2.      VAPOR PRESSURE
        Psig @ 100 DEG. F                                              208                          ASTM D-1267
3.      CORROSION
        Copper Strip @ 100 DEG. F                                      1-b                          ASTM D-1838
        (Invalid if additive or inhibitor is
        used.)                                                         1                            Applicable Industry Practices
        Corrosion Additive or Inhibitor, PPM by
        Weight.
4.      TOTAL SULFUR
        PPM by Weight in Liquid                                        120                          ASTM D-3246
5.      HYDROGEN SULFIDE
        PPM by Weight in Liquid                                        1                            Field - Length of Stain Tube
        (Lab test required if field test is                                                         Lab Chromatography  with Flame
        positive.)                                                                                  Photometric Detector
6.      CARBONYL SULFIDE
        PPM by Weight in Liquid                                        2                            Field - Length of Stain Tube
        (Field test invalid if C(4) + exceeds                                                       Lab - UOP 212 or UOP 791
        1.0 LV%) (Lab test required if field                                                        Lab - Gas Chromatography with
        test is positive.                                                                           Flame Photometric Detector
7.      NON-VOLATILE RESIDUE
        a)  Milliliters @ 100 DEG. F                                   0.05                         ASTM D-2158
        b)  Oil Stain                                                  Pass

THE FOLLOWING TESTS ARE OPTIONAL, DEPENDING UPON THE PRODUCT SOURCE:
8.      DRYNESS
        Freeze Valve, Seconds                                          60 (Note 2)                  ASTM D-2713
9.      VOLATILE RESIDUE
        95% Evaporated - Temperature, DEG. F                           -37                          ASTM D-1837
10.     AMMONIA
        PPM by Weight in Liquid                                        1                            Field - Length of Stain Tube
                                                                                                    Lab - UOP 430
11.     FLUORIDES
        PPM by Weight in Liquid as                                     5                            Field - Length of Stain Tube
        Monatomic Fluorine
12.     OTHER DELETERIOUS SUBSTANCES (PPM BY WEIGHT IN LIQUID)
        Includes but not limited to                                    1                            Gas chromatography with flame
        (Isoprene, Butadiene, Vinyl                                                                 ionization or electron capture
        Chloride, glycol, amine, caustic)                                                           detection or other

NOTES:  (1)  The test methods for items 2 and 7 are not necessary if a compositional analysis is available which indicates compliance with these requirements.
        (2) The addition of methanol in the distribution system should be on a spot basis and must not exceed a rate of 5 Gallons per 10,000 Gallons of product.

Exhibit B                                                                 Page 2

                  BUTANE-NATURAL GASOLINE MIXTURE SPECIFICATION

Product characteristics with test methods are herein specified for butane-natural gasoline mixtures redelivered by Dynegy.

PRODUCT CHARACTERISTICS                                 MINIMUM         MAXIMUM                  TEST METHODS
-----------------------                                 -------         -------                  LATEST REVISION
                                                                                                 ---------------
1.    COMPOSITION                                                       Predominantly Isobutane, ASTM E-260
        Percent by Liquid Volume                                        Normal Butane & Natural
                                                                        Gasoline (Pentanes &
                                                                        Heavier)                 GPA 2177
                                                                                                 ASTM D2597

        Propane                                                         3.0 of Isobutane
        Butylene                                                        1.0 of Isobutane
        Pentanes & Heavier                                              15.0
2.    CORROSION
        Copper Strip @ 100 DEG. F                                       1-b                      ASTM D-1838
        (Invalid if additive or
        inhibitor is used.)
        Corrosion Additive or                                                                    Applicable Industry
        Inhibitor, PPM by Weight                                        1                        Applicable Industry
                                                                                                 Practices
3.    TOTAL SULFUR
        PPM by Weight in Liquid                                         150                      ASTM D-3246 or Gas Chromatography
                                                                                                 with Flame Photometric Detection
4.    DRYNESS                                                           No Free Water            Visual
5.    AMMONIA
        PPM by Weight in Liquid                                         1                        Field - Length of
                                                                                                 Stain Tube
                                                                                                 LaB - UOP 430
6.    HYDROGEN SULFIDE
        PPM by Weight in Liquid                                         1                        Field - Length of
        (Lab test required if field                                                              Stain Tube
         test is positive)                                                                       Lab - Gas Chromatography with Flame
                                                                                                 Photometric Detection

7.    PENTANES & HEAVIER                                                No Color                 Visual using White Cup Method
        (Only if C5+ > 2 LV%)
        Perform the Saybolt color test
        after weathering sample to 70 DEG. F
        if white cup test indicates
        possible color.
           COLOR
           Saybolt No.                                  Plus 25                                  ASTM D-156
           DISTILLATION
           End Point, DEG. F                                            375                      ASTM D-86
8.    FLUORIDES
        PPM by weight in liquid                                         1

PRODUCT ACCOUNTING
For accounting purposes, propane shall be considered isobutane and butylenes shall be considered normal butane within the above listed specification limits. Any excess of these hydrocarbon components above the specification limits shall not be accounted for.

Exhibit B                                                                 Page 3

                                    EXHIBIT C
                         TO THE FRACTIONATION AGREEMENT

                MEASUREMENT & TESTING STANDARDS - CORIOLIS METERS

        A.     GENERAL

        1. UNIT OF MEASUREMENT: The unit of measurement of the Raw Product stream shall be one (1) Pound mass.

        2. DESIGN PRESSURE: The Delivery Point custody measurement station shall be capable of measuring the volume of Raw Product delivered hereunder at pressures up to 1440 pig or at a pressure as later amended.

        3. FLOW METERING: The custody measurement station shall be designed, operated, tested, and maintained and the mass of hydrocarbon streams calculated in accordance with the latest edition of Gas Processors Association ("GPA") Standard 8182 and the appropriate parts of the American Petroleum Institute Manual of Petroleum Measurement Standards (hereinafter referred to as "MPMS"). The custody measurement station will, in Dynegy's sole discretion, be comprised of: a coriolis meter, composite sampler and microprocessor; or a turbine meter, densitometer, composite sampler and microprocessor; or an orifice meter, densitometer, composite sampler and microprocessor.

        4. DELIVERY POINT: As set forth in Section 1, Definitions, of the Agreement

        5. FLOW METER CALIBRATION: All calibrations, adjustments and calculations shall be adjusted to Standard Conditions. Standard Conditions shall mean 60 DEG. degrees Fahrenheit and the equilibrium vapor pressure of the Raw Product being measured. All flow measurement will be made utilizing temperature and pressure at flowing line conditions.

        6. ACCESS TO EQUIPMENT: DLMT, or its representative, shall have access at all reasonable times to the equipment of Dynegy's custody measurement station, or that of Dynegy's designees, but the reading, calibrating and adjusting thereof shall be done by the employees, agents, representatives or designees of Dynegy. Similarly, Dynegy shall have access at all reasonable times to the equipment of DLMT's check measurement stations, but the reading, calibrating, and adjusting thereof shall be done by the employees, agents or representatives of DLMT.

        7. METER TICKET: A meter ticket will be generated for the Delivery Point above each Day. The billing period is from 07:00 hours on the first Day of each Month to 07:00 hours on the first Day of the following Month.

        8. REVIEW OF MEASUREMENT DATA: Dynegy's and DLMT's personnel shall exchange measurement data on a timely basis in order to detect measurement discrepancies as they arise. In the event that Dynegy and DLMT measurement differ more than one (1) percent for two (2) or more Days in succession, both metering facilities will be examined and calibrated to determine whether or not either or both metering facilities are conforming to good measurement practice and/or operation.

        9. FLOW METER PROVING FREQUENCY: On a scheduled Day of each Month, or at other mutually agreeable intervals, Dynegy or Dynegy's designee shall test and verify the accuracy of its

Exhibit C                                                                 Page 1
measurement equipment in accordance with the appropriate referenced standards. Dynegy or its designee shall give DLMT notice of the date and time of each test sufficiently in advance (48 hours minimum) to permit DLMT to have a representative present to witness such test result. Calibration records of either Dynegy's or DLMT's measurement equipment shall be available for review by either Party.

        10. CERTIFICATION OF TEST EQUIPMENT: Certification and calibration records of Dynegy and DLMT's applicable test equipment shall be maintained and made available for review by either Party.

        11. SPECIAL TESTS: Either Party to this Agreement may also request a special test of any measurement equipment at its cost and expense. In such event, the Parties shall cooperate to secure prompt verification of accuracy of the equipment.

        B.     MASS MEASUREMENT CALCULATIONS

        1. RAW PRODUCT: The quantity shall be determined by mass measurement procedures in accordance with MPMS and GPA standards and/or procedures agreed to by both Parties.

        2. CORIOLIS METER: Coriolis meters will be installed, operated, maintained and calibrated according to the latest edition of the API Draft Standard Measurement of Fluids by Coriolis Meters (when issued) and manufacturers recommendations.

        3. DENSITOMETER: Where installed, the flowing density of the stream shall be determined by the continuous use of a densitometer of standard make installed in accordance with MPMS Chapter 14.6 and the manufacturer's recommendations and operated so that the instrument will properly measure the density of the fluid at flowing pressure and temperature.

        4. TIME BASIS: Mass measurement shall be calculated on a daily basis by determining the necessary readings at the designated time on one Day and those same readings at the designated time on the previous Day.

5. CONVERT MASS TO GALLONS: If required by either Dynegy or DLMT, the determined mass shall be converted to Gallons at Standard Conditions in accordance with GPA 8173, latest edition, using weight-in-vacuum factors from GPA Standard 2145, latest edition.

        C.     DENSITOMETER PROVING

        1. PROVING FREQUENCY: The accuracy of the densitometer shall be verified Monthly by calibrating and proving the instrument in accordance with MPMS Chapter 14.6 and the manufacturer's recommendations.

        2. DENSITOMETER CORRECTION FACTOR: Two (2) provings shall be performed to establish the densitometer correction factor. The average of the two - (2) provings shall be taken as the densitometer correction factor if the two - (2) provings have a repeatability tolerance not greater than 0.05 percent.

        3. DEVIATION REQUIREMENTS: See "Meter and Densitometer Factor or Orifice Calibration Deviation," Section D below.

Exhibit C                                                                 Page 2
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        D.     METER AND DENSITOMETER FACTOR OR ORIFICE CALIBRATION DEVIATION

        1. ORIFICE METER CALIBRATIONS: All the orifice meter instrumentation (DP, PT, TT and chart recorders (if applicable) shall be calibrated and the orifice plate inspected at the beginning of the delivery and a minimum of every thirty (30) Days during the delivery. Necessary repairs to the metering equipment and replacement of the orifice plate shall be made when the equipment does not meet the required standards provided in the appropriate MPMS manual, latest edition.

        2. ERRORS LESS THAN 0.25%: If the meter factor, densitometer factor or orifice meter calibration deviates less than +/- 0.25% from one scheduled proving to the next, the effective date of the new factor shall be the date of the proving and shall remain in effect until the next proving.

        3. ERRORS MORE THAN 0.25% AND LESS THAN 0.50%: If the meter factor, densitometer factor or orifice meter calibration deviates more than +/- 0.25%, but less than +/- 0.50%, then the effective date of the new factor shall be the date on which an event occurred which is known to have changed the factor, or if such date is not known, then the effective date is determined as defined in "Volume Corrections", Section E below. If the factor deviation falls between +/-0.25% and +/-0.50%, then it shall be the decision of the concerned field Parties as to the scope and corrective action taken, if any.

        4. ERRORS MORE THAN 0.50%: Any deviation greater than+/-0.50% is not acceptable, and immediate steps shall be taken to effect the required maintenance or repairs.

        E.     VOLUME CORRECTIONS

        If, upon calibration tests, the meter does not meet requirements given, then any previous recording of such equipment shall be corrected for any period which is known or agreed upon, but in case the period is not known or agreed upon, such correction shall apply to one-half (1/2) the total volume measured since the date of the last calibration (proving). However, this correction shall not exceed sixteen (16) Days.

        F.     SAMPLING AND ANALYSIS

        1. Delivery Point: A composite sample of the Raw Product shall be taken at the Delivery Point Monthly or more frequently, if required, and used with the mass calculation to determine a "Raw Product delivery in volume" (if applicable). The subject volume calculation shall be based upon a temperature of 60 DEG. degrees F and the equilibrium vapor pressure of the Raw Product.

        2. COMPOSITE SAMPLER: An automatic continuous sampler shall be installed and used at the Delivery Point or at other mutually agreeable point in accordance with the following requirements:

               a. OPERATOR: Dynegy or its designee shall operate the sampling equipment.

               b. SAMPLE BASIS: The sampling equipment shall be designed to accumulate a representative sample proportional to the flow of the Raw Product passing through the measurement station.

               c. MIXING DEVICE: The sampling equipment shall be equipped with mixing facilities to eliminate any stratification.

Exhibit C                                                                 Page 3

               d. SAMPLING METHOD: All sampling shall be in accordance with GPA Standard 2174, latest edition.

        3. RAW PRODUCT ANALYSIS: Raw Product analysis shall be in accordance with "Analysis of Demethanized Hydrocarbon Liquid Mixtures Containing Nitrogen and Carbon Dioxide by Gas Chromatography", GPA Standard 2177, latest edition.

        4. CHECK SAMPLE AND REFEREE: Check samples will be collected on the same schedule as the custody samples. Analysis of these samples will be optional based on the outcome of the custody sample analysis settlement.

        5. UNAVAILABLE SAMPLE: In the event that a sample is not available for a particular Month, the Parties shall determine an analysis based on the most recent mutually accepted data.

        G.     CORRECTION OF ERRORS

        Measuring equipment found to be registering inaccurately or out of service should be adjusted to read accurately and/or placed in service immediately. For any error not known or agreed upon for the period in which the meter was inaccurate or out of service, the volume of the stream shall be estimated by use of any of the following or other methods which shall be mutually agreed upon by the Parties:

               a. In the event that only one of the metering facilities is found to have had a significant defect in performance, the other measuring facility will be the agreed upon billing basis for that billing period.

        b. If it is determined that both of the measuring installations experienced significant defects in performance, billing for the period in question shall be based upon such data as Dynegy and DLMT shall find mutually acceptable.

        H.     TECHNICAL PUBLICATIONS

        1. Revisions to such MPMS and GPA publications shall apply to computations and operation of measurement stations but shall not be construed to require major modifications to, or replacement of, said equipment.

        2. Following is the current list of publications referenced in this Exhibit.

               a. API MANUAL OF PETROLEUM MEASUREMENT STANDARDS (MPMS), AMERICAN PETROLEUM INSTITUTE, WASHINGTON, D.C.:

                         (1)  Chapter 1, Vocabulary, Second Edition, July 1994

                         (2)  Chapter 4, Proving Systems, Section 2,
                    Conventional Pipe Provers, First Edition, October 1988, Reaffirmed October 1993

                         (3) Chapter 4, Proving Systems, Section 3, Small Volume Provers, First Edition, July 1988, Reaffirmed October 1993

Exhibit C                                                                 Page 4

                         (4) Chapter 5, Metering, Section 3, Measurement of Hydrocarbon Liquids by Turbine Meters, Second Edition, November 1987, Reaffirmed October 1992

                         (5) Chapter 5, Metering, Section 4, Accessory Equipment for Liquid Meters, Second Edition,
                    November 1987, Reaffirmed October 1992

                         (6)  Chapter 14, Natural Gas Fluids Measurement,
                    Section 6, Continuous Density Measurement, Second Edition, April 1991

                         (7)  Chapter 14, Natural Gas Fluids Measurement,
                    Section 3, Concentric Square-Edged Orifice Meters. Parts 1, 2, 3 and 4

                         (8) API Draft Standard, Measurement of Fluids by Coriolis Meters, pending issue.

                    b. STANDARDS OF THE GAS PROCESSORS ASSOCIATION (GPA), TULSA, OKLAHOMA:

                         (1)  GPA Standard 8182-95, Standard for Mass
                    Measurement of Natural Gas Liquids

                         (2) GPA Standard 8173-94, Method for Converting Mass Natural Gas Liquids and Vapors to English Liquid Volumes

                         (3) GPA Standard 2145-2000, Physical Constants for Paraffin Hydrocarbons and Other Components of Natural Gas

                         (4) GPA Standard 2174-93, Obtaining Liquid Hydrocarbon Samples for Analysis by Gas Chromatography

                         (5) GPA Standard 2186-95, Tentative Method for the Extended Analysis of Hydrocarbon Liquid Mixtures Containing Nitrogen and Carbon Dioxide by Temperature Programmed Gas Chromatography

                         (6) GPA Standard 2177-95, Analysis of Demethanized Hydrocarbon Liquid Mixtures Containing Nitrogen and Carbon Dioxide by Gas Chromatography

                         (7) GPA Technical Publication TP-16, Composite Pressure and Temperature Volume Correction Factor Table for Liquified Petroleum Gas (LPG) and Natural Gasoline

                         (8) GPA Technical Publication TP-17, Table of Physical Properties of Hydrocarbons for Extended Analysis of Natural Gases

Exhibit C                                                                 Page 5

                                    EXHIBIT D
                           TO FRACTIONATION AGREEMENT

                       TRUCK FACILITY OPERATIONS AND RISKS

PART A: GENERAL SAFETY OBLIGATIONS

DLMT represents, acknowledges and agrees that:

(v) DLMT is aware that hydrocarbon products are volatile and flammable and that strict adherence to all safety requirements during loading and unloading is necessary to avoid potential pollution of land and/or water, personal injury or death of persons, or property damage;

(vi) The services to be provided under this Agreement will be conducted on premises where hydrocarbon products are stored and dispensed, that vapors therefrom may exist and may seep or leak through small openings and may collect in sewers, drains or other places close to possible sources of ignition, such as sparks from automobiles, electric switches and motors, welding machines, furnaces, the smoking of tobacco, or the striking together of metal objects; and

(vii) It is impossible to prevent damage to metal equipment, pipes and fittings caused by vibration, electrolysis and corrosion, and that damage from those or other causes beyond the control of Dynegy and its Operator may allow the undetected escape of petroleum products and vapors and ignition thereof; and

(viii) It will, and will cause DLMT's Agent(s) to, fully comply with all Federal, State and local laws, ordinances, codes, rules, regulations, orders and standards applicable to the particular method of delivery utilized by DLMT or DLMT's Agents for delivery of, and receipt of, Raw Product and Specification Products to and from the Truck Facility. DLMT agrees to utilize motor carrier transports and drivers that comply with all applicable U.S. Department of Transportation, Environmental Protection Agency and Occupational Safety and Health Administration regulations, requirements, and standards as well as any other federal, state or local laws and regulations.

PART B: DYNEGY OPERATING PROCEDURES

(i) DLMT further agrees to comply with all safety and operating procedures established by Dynegy and delivered to DLMT, from time to time, with regard to the loading and unloading of Raw Product and Specification Products at the Truck Facility and agrees that it shall require any carriers it contracts with for delivery or transport of Raw Product or Specification Products to and from the Truck Facility to comply with all such Dynegy safety and operating procedures. If Dynegy maintains an automated access and/or Raw Product and Specification Products loading system at the Truck Facility, DLMT agrees that it shall be responsible for administering and controlling all access cards, personal identification numbers, passwords or other information controlling access which are assigned to DLMT and DLMT Agents and shall be obligated to advise Dynegy immediately upon: (i) termination of employment or access authority of any DLMT Agents or (ii) loss or damage to any access cards issued to DLMT Agent(s) or unauthorized or public disclosure of any personal identification numbers or passwords; and, in either instance, to return any access cards of such persons whose employment or authority has

Exhibit D                                                                 Page 1
        been terminated or any damaged cards still in its possession and to advise Dynegy of any termination or other severance from its employ of any employees with access to personal identification numbers or passwords immediately upon such severance. All access cards and other security access information issued to DLMT's Agent(s) shall be deemed to have been issued to DLMT and DLMT shall be solely responsible for the custody, control and use of same.

(ii) Dynegy shall maintain a list of persons authorized to load and unload Raw Product and Specification Products at the Truck Facility and DLMT must make arrangements with Dynegy in advance to obtain Dynegy's approval of each individual which it intends to send to the Truck Facility to perform loading and unloading work. Dynegy, in its sole discretion, may withhold or rescind approval of an individual for unloading and loading operations if Dynegy has not been provided adequate proof of proper training of such an individual or if Dynegy's representatives at the Truck Facility observe the person operating in a manner not in compliance with applicable laws and regulations or Dynegy's own loading, unloading and handling procedures. Dynegy shall not be required to allow unloading and loading by any persons which have not been approved by Dynegy and shall not be liable for any extra transportation costs or expenses, or any damages, costs or claims of any kind, arising from such a refusal to allow loading or unloading operations to be conducted by a driver or other DLMT Agent(s) not approved by Dynegy.

PART C: SCHEDULING & NOMINATIONS

        DLMT shall advise Dynegy of the dates and times at which it intends to deliver Raw Product to the Truck Facility and Dynegy, or its designated scheduling coordinator, will coordinate deliveries and receipts of Raw Product and Specification Products. At Dynegy's discretion, Dynegy may establish written scheduling procedures to attempt to minimize any waiting time for parties delivering or receiving Raw Product or Specification Products at the Truck Facility. Dynegy shall provide any such written procedures to DLMT prior to their taking effect and may modify same from time to time. In connection with such scheduling, should the number of trucks present at the Truck Facility at any one time exceed the capacity such that some trucks will have to be put into a waiting queue, priority of loading and unloading will be given according to the trucks scheduled times for unloading and loading and should DLMT or DLMT's carrier arrive with unscheduled deliveries or receipts, Dynegy shall have no obligation to alter its operations to allow unloading or loading of such unscheduled deliveries or receipts other than as time and unloading capacity is available to do so without preventing or materially delaying the unloading or loading of scheduled deliveries or receipts. DYNEGY SHALL IN NO CASE BE RESPONSIBLE OR LIABLE FOR DEMURRAGE, LABOR OVERTIME CHARGES OR OTHER COSTS OR DAMAGES INCURRED BY DLMT IN MAKING DELIVERIES TO OR COMPLETING RECEIPT AT THE DYNEGY PLANT DUE TO UNLOADING DELAYS.

PART D: ODORIZATION

        The following provisions shall only be applicable if DLMT elects to receive delivery of any of its Specification Products via the Truck Facility into tank trucks rather than via pipeline or transfer in storage:

        DLMT acknowledges that applicable regulations require all loads of Products being received at the Truck Facility into transports or tank trucks to be odorized unless an exception to such requirements is applicable. DLMT agrees that it is solely responsible for making the determination as to whether a load will or will not be odorized and agrees that it must present a

Exhibit D                                                                 Page 2
        certificate to Dynegy's on-site representative at the Fractionator in a form to be provided by Dynegy on DLMT's request (the "Non-Odorization Certificate") listing each location to which DLMT will be transporting unodorized Products from the Truck Facility. DLMT agrees that neither it nor DLMT's Agent(s) will load or transport unodorized Products except in accordance with the terms of the Non-Odorization Certificate filed with Dynegy. DLMT acknowledges and represents that DLMT and DLMT's Agent(s) are knowledgeable in the chemical and physical properties and limitations, storage, use and handling of ethyl mercaptan, and other odorants, and liquefied petroleum gas products ("LPGs"), the risks associated with same, and is familiar with all laws and regulations regarding the handling and odorization of LPGs. DLMT also represents and agrees that DLMT or DLMT's Agent(s) have provided, and will henceforth provide, their customers with such information and warnings as are necessary and appropriate for proper and safe use and storage of LPGs odorized with ethyl mercaptan or such other odorant as is selected for use at the Truck Facility by Dynegy.

Exhibit D                                                                 Page 3